UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

August 3, 2020
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

Address:	3001 Summer Street,		Stamford,	Connecticut	06926
Telephone Number:	(203)	356-5000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value per share	PBI	New York Stock Exchange
6.70% Notes due 2043	PBI.PRB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In a Form 8-K filed on May 7, 2020, Pitney Bowes Inc. (the “Company”), reported that Michael Roth did not receive a majority of the votes cast at the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) for election to the Company’s Board of Directors (the “Board”), apparently due to certain investor and proxy advisor “over-boarding” policies, and the steps the Company intended to take based upon that vote, starting with considering Mr. Roth’s tendered resignation pursuant to the Company’s Bylaws.
Since that time, the Company has reached out to investors representing more than 70% of the shares voted against the reelection, to understand their thinking about overboarding, this vote in particular, and to understand how they would think about Mr. Roth’s service on the Board going forward. To date, the Governance Committee Chair has spoken to investors representing 60% of the shares voted against the reelection to hear directly from them. Further, the Governance Committee held an additional meeting primarily dedicated to discussing this issue. The Governance Committee then discussed its recommendation with the full Board. Mr. Roth did not participate in the Governance Committee or full Board discussions.
As a result, the Board approved the recommendation of the Governance Committee and has decided not to accept the tendered resignation. In reaching this conclusion, the Board and Committee evaluated Mr. Roth’s contributions to the Board, especially through the lens of the apparent investor concern of some investors that he lacks sufficient time to be an effective board member. The Board and Committee noted that Mr. Roth attended 100% of the 2019 meetings of the board and the committees on which he serves. Mr. Roth also makes it a point to attend the meetings of the Committees in which he is not a member: Compensation and Governance. The Board and Committee discussed the fact that Mr. Roth consistently adds significant value to each of these meetings, and the depth of his questions and comments demonstrate that he spends significant time in advance of the meetings reviewing the materials provided and preparing. The Board and Committee also considered the fact that Mr. Roth dedicates significant time outside of the more formal board responsibilities to be an effective Board Chair. He is in frequent contact with Marc Lautenbach, the Company’s President and Chief Executive Officer and provides Mr. Lautenbach with valuable advice, bringing to bear his deep knowledge of the Company, his diverse experiences as a sitting CEO, and the knowledge gained as a member of another public company Board. Members of the Board also find that Mr. Roth provides excellent leadership to the Board in both the formal meeting setting and in less formal discussions. Accordingly, the Board and Committee has reached the judgment that accepting Mr. Roth’s resignation at this time is not in the best interests of the Company.
The Board and Committee recognize, however, that some of its larger investors have determined, as a matter of policy, that a sitting CEO should not also sit on two additional public company Boards. Accordingly, despite the Board and Committee’s view that over-boarding policies ought to allow investors the flexibility to consider the specific performance of a director serving on more boards than the policy would allow, when the Board determines whether or not to nominate Mr. Roth for election at the 2021 annual meeting, it will consider as a significant factor in the decision the scope of Mr. Roth’s other commitments at that time and the viewpoint of investors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Daniel Goldstein
Name: Daniel Goldstein
Date: August 3, 2020	Title: Executive Vice President, Chief Legal Officer and
Corporate Secretary